Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements:

1.	Registration Statements Form S-8 No. 333-202709, 333-194634, 333-187206, 333-180334, 333-172409 pertaining to Employee Incentive Plan of AcelRx Pharmaceuticals, Inc.;

2.	Registration Statements Form S-3 No. 333-196089, 333-190003, 333-183237, 333-182245 of AcelRx Pharmaceuticals, Inc. and in the related prospectuses;

of our report dated March 12, 2015, except for Note 1 and 7, as to which the date is March 7, 2016, with respect to the consolidated financial statements of AcelRx Pharmaceuticals, Inc., included in this Annual Report on Form 10-K of AcelRx Pharmaceuticals, Inc. for the year ended December 31, 2015.

/s/ Ernst & Young LLP

Redwood City, California

March 7, 2016